Exhibit 99.1

Bank of Commerce Holdings	For information contact:
NASDAQ: BOCH	Michael C. Mayer, President & CEO
Company Press Release	Telephone (530) 224-7361
Linda J. Miles, Chief Financial Officer
Telephone (530) 224-7318
www.reddingbankofcommerce.com

     Bank of Commerce Holdings, Parent Company of Redding Bank of Commerce™, Roseville Bank of Commerce™, Sutter Bank of Commerce™ and Bank of Commerce Mortgage™ announces acceleration of stock option vesting

REDDING, California, December 22, 2005/ PR Newswire— Michael C. Mayer, President & CEO of Bank of Commerce Holdings (NASDAQ:BOCH), a $500 million financial services holding company, and parent company of Redding Bank of Commerce™, Roseville Bank of Commerce™, Sutter Bank of Commerce™ and Bank of Commerce Mortgage™ today announced that the Executive Compensation Committee of the Board of Directors approved the accelerated vesting of stock options issued in 2004 to purchase shares of common stock of Bank of Commerce Holdings. These options were previously awarded to officers and employees under its 1998 Stock Option Plan.
By accelerating the vesting of these options the Company estimates that approximately $365,000 of future compensation expense, net of taxes, will be eliminated. Options to purchase 93,000 shares of the Company’s common stock, which would otherwise have vested from time to time over the next four years, became immediately exercisable as a result of the Executive Compensation Committee’s actions. The number of shares and exercise prices of the options subject to acceleration are unchanged. The remaining terms for each of the options granted remain the same. The acceleration is effective as of December 20, 2005. The decision to accelerate the vesting of these options, which the Company believes is in the best interests of its stockholders, was made primarily to reward a key group of Officers for contributions towards the financial success of the Company. This decision also reduces non-cash compensation expense that would have been recorded in its income statement in future periods upon the adoption of Financial Accounting Standards Board Statement No. 123R (Share Based Payment).
Bank of Commerce Holdings, with administrative offices in Redding, California is a financial service holding company that owns Redding Bank of Commerce™, Roseville Bank of Commerce™, a division of Redding Bank of Commerce, Sutter Bank of Commerce, a division of Redding Bank of Commerce and Bank of Commerce Mortgage™, an affiliate of Redding Bank of Commerce and Roseville Bank of Commerce. The Company is a federally insured California banking corporation and opened on October 22, 1982. Redding Bank of Commerce has four full service offices. The full-service offices are located in Redding, California, and Roseville Bank of Commerce at Eureka, a division of RBC, is located in Roseville, California and the Roseville Bank of Commerce at Sunrise, a division of RBC located in Citrus Heights, California. Sutter Bank of Commerce to be located at 950 Tharp Road in Yuba City, California is scheduled to open during the first quarter 2006. Bank of Commerce Mortgage operates a full-service mortgage brokerage located at 1024 Mistletoe Lane, Redding, California.